SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 25, 2004

KAISER ALUMINUM & CHEMICAL
CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware (State of incorporation)	1-3605 (Commission File Number)	94-0928288 (I.R.S. Employer Identification Number)

5847 San Felipe, Suite 2500 Houston, Texas (Address of Principal Executive Offices)		77057-3268 (Zip Code)

(713) 267-3777
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 28, 2004, Kaiser Aluminum & Chemical Corporation (the “Company”) and its parent, Kaiser Aluminum Corporation, and the lenders under its Post Petition Credit Agreement (the “Credit Agreement”) completed the Seventh Amendment to the Credit Agreement. The amendment was approved by the United States Bankruptcy Court for the District of Delaware (the “Court”) on October 28, 2004. Among other things, the amendment resets a financial covenant and permits the sale of the Company’s interests in and related to Queensland Alumina Limited.

The Company has previously disclosed that in connection with the amendment and the completion of the previously announced commodity asset sales, it expects that the amount of borrowing base available under the Credit Agreement would decline. However, as also disclosed, the Company believes that once amended, the Credit Agreement would be adequate to support the Company’s liquidity requirements through the remainder of the Cases. This belief is based on the fact that it was the commodity assets that subjected the Company to the most variability and exposure from both a price risk basis as well as from an operating perspective. While there can be no assurance, based on recent primary aluminum prices and recent market conditions for fabricated aluminum products, the Company currently expects availability under the Credit Agreement to remain near or above the $100 million range.

A copy of a related press release issued on October 26, 2004 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01  Other Events

On October 25, 2004, the Court, which is overseeing the Company’s on-going Chapter 11 reorganization proceedings, approved an extension of exclusivity for the Company and all debtors to February 28, 2005. The order did provide that exclusivity could be terminated earlier with respect to four subsidiaries that own (or owned) certain of the Company’s commodity-related interests in Jamaica, which have been sold/monetized, and in Australia, which are subject to a Court approved auction. A copy of the related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(c)  Exhibits

*99.1    Press Release dated October 26, 2004

* Included with this filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)
By:	/s/ Daniel D. Maddox
Daniel D. Maddox
Vice President and Controller

Dated: October 29, 2004

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 26, 2004*

* Included with this filing.